EXHIBIT 8.1
Mayer Brown LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071-1503

Main Tel (213) 229-9500
October 10, 2007	Main Fax (213) 625-0248
www.mayerbrown.com
Nissan Auto Receivables 2007-B Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
BellSouth Tower
10th Floor, B-10-C
333 Commerce Street
Nashville, Tennessee 37201-1800
Re:	Nissan Auto Receivables 2007-B Owner Trust Registration Statement on Form S-3 Registration No. 333-138931
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-138931, together with the exhibits and amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder, for the registration under the Act of $989,930,000 aggregate principal amount of asset backed notes (the “Notes”) to be issued by Nissan Auto Receivables 2007-B Owner Trust, a Delaware statutory trust (the “Issuing Entity”), pursuant to an indenture (the “Indenture”) between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Registration Statement.
     We hereby confirm that the statements set forth in the Base Prospectus and the Prospectus Supplement forming part of the Registration Statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects.
     The opinion expressed above are subject to the following assumptions, qualifications, limitations and exceptions:
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Nissan Auto Receivables 2007-B Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
October 10, 2007

     This opinion is furnished by us as special counsel for NARC II, NMAC and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,
/s/ Mayer Brown LLP
Mayer Brown LLP

Nissan 2007-B Form 8K Tax Opinion